UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 19, 2017

PROVECTUS BIOPHARMACEUTICALS, INC.

(Exact name of registrant as specified in charter)

Delaware	001-36457	90-0031917
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

7327 Oak Ridge Hwy., Knoxville, Tennessee 37931

(Address of Principal Executive Offices)

(866) 594-5999

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 19, 2017, the Board of Directors (the “Board”) of Provectus Biopharmaceuticals, Inc. (the “Company”) retained Bruce Horowitz as the Company’s chief operations consultant.

Mr. Horowitz, 61, is a member of the Board and has served as the Managing Director of Capital Strategists, LLC, which provides corporate, strategic, and financial consulting services, since September 2006. He also serves as a trusted advisor to family trusts and private individuals, with a focus on financial asset management, real estate management and special situation investments. Earlier in his career Mr. Horowitz was a charter member of the New York Futures Exchange, a Senior Vice President managing principal equity investment accounts, private equity investments and public offerings at Drake Capital Securities, and managed the trading department at Laidlaw Equities. He was also a partner at Stanley Capital, a private equity buyout firm. Mr. Horowitz was the chairman and a member of two general obligation bond fund committees, raising more than $500 million in general revenue bonds for the Beverly Hills Unified School District. Subsequently, he was named the first chairman of both the state of California-mandated Citizens’ Oversight Committee and Facilities Advisory Committee, overseeing expenditure of all BHUSD general obligation bond funds. Mr. Horowitz is a founding member of the Los Angeles Chapter of the Positive Coaching Alliance. He founded and is currently the president of the Beverly Hills Basketball League, a youth basketball program that serves more than 35,000 families. Mr. Horowitz has also served as a member of the board of directors of the American Youth Soccer Organization and Beverly Hills Little League. He holds a Juris Doctor degree from Benjamin N. Cardozo School of Law in New York City and Bachelor of Arts degree from Washington University in St. Louis.

Mr. Horowitz does not have a family relationship with any of the current officers or directors of the Company. As previously disclosed by the Company in a Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on March 23, 2017, the Company entered into an exclusive Definitive Financing Commitment Term Sheet effective as of March 19, 2017, which sets forth the terms on which a group of the Company’s stockholders, including Mr. Horowitz, will provide financing to the Company.

In connection with the engagement of Mr. Horowitz, on April 19, 2017, the Company and Mr. Horowitz entered into an independent contractor agreement (the “Agreement”), pursuant to which Mr. Horowitz will serve as the primary business operations consultant of the Company and will perform duties and services including but not limited to designing and implementing new business strategies and plans, and operating processes and procedures; establishing policies to promote a new company culture; overseeing company operations and the work of executives, managers, and staff members; prioritizing and continuing the Company’s search for a Chief Medical Officer and a new Chief Executive Officer; assisting in fundraising activities; and managing certain partner and vendor relationships. In consideration for such services, Mr. Horowitz will be paid $125 per hour, up to a maximum of $20,000 in a calendar month. The Company will reimburse Mr. Horowitz for all reasonable and necessary expenses relating to his provision of services under the Agreement. The initial term of the Agreement is from April 1, 2017 to June 30, 2017, and thereafter will continue on a month-to-month basis unless terminated by either party upon 30 days prior written notice.

The Company agreed to indemnify Mr. Horowitz and Capital Strategists, LLC for claims made against Mr. Horowitz based upon the performance of his services. The Agreement contains customary confidentiality, customer non-solicitation, and employee non-solicitation provisions.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Item 7.01.	Regulation FD Disclosure.

On April 20, 2017, the Company issued a press release (the “Press Release”) announcing the reestablishment of the Company’s Strategic Advisory Board, the appointment of Ed Pershing as the Strategic Advisory Board Chairman and an observer of the Board and all Board committees (serving all exclusively in an advisory capacity only), and the retention of Mr. Horowitz as chief operations consultant. A copy of the Press Release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Pursuant to the rules and regulations of the Commission, the information in this Item 7.01 disclosure, including Exhibit 99.1 and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” under the Securities Exchange Act of 1934, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

10.1	Independent Contractor Agreement, dated April 19, 2017, between the Company and Bruce Horowitz.

99.1	Press Release, dated April 20, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 20, 2017

PROVECTUS BIOPHARMACEUTICALS, INC.

By:	/s/ Timothy C. Scott
Timothy C. Scott, Ph.D. President

EXHIBIT INDEX

Exhibit Number	Description

10.1	Independent Contractor Agreement, dated April 19, 2017, between the Company and Bruce Horowitz.

99.1	Press Release, dated April 20, 2017.

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